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                                                                  EXHIBIT 4.1(c)

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               GARTNER GROUP, INC.


         Gartner Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That at a regular meeting of the Board of Directors of the Corporation, resolutions were duly adopted in accordance with Section 141 of the General Corporation Law of the State of Delaware setting forth the proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling for the approval by the stockholders of the Corporation entitled to vote thereon. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: That, subject to stockholder approval, the first paragraph of
         Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended to read as follows:

         "This corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this corporation is authorized to issue is two hundred four million, one hundred thousand (204,100,000) shares. Two hundred one million, six hundred thousand (201,600,000) shares shall be designated common stock (the "Common Stock"), of which two hundred million (200,000,000) shares shall be designated Common Stock, Class A (the "Class A Common") and one million six hundred thousand (1,600,000) shares shall be designated Common Stock, Class B (the "Class B Common"). Two million, five hundred thousand (2,500,000) shares shall be designated preferred stock (the "Preferred Stock"), all of which are presently undesignated as to series. Each share of Preferred Stock shall have a par value of $0.01 and each share of Common Stock shall have a par value of $0.0005."
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         SECOND: That thereafter, pursuant to a resolution of its Board of
Directors, the Board directed that the amendment be considered by the stockholders of the Corporation, and by written consent (in accordance with Section 228 of the General Corporation Law of the State of Delaware), holders of the necessary number of shares of Common Stock, Class A and Common Stock, Class B as required by statute and the Amended and Restated Certificate of Incorporation of the Corporation were voted in favor of the adoption of said amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

         THE UNDERSIGNED, being the President and the Chief Executive Officer, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 15th day of March 1996.


                                GARTNER GROUP, INC.,
                                a Delaware corporation


                                By:  /s/  Manuel A. Fernandez
                                     ------------------------------------------
                                         Manuel A. Fernandez,
                                         President and Chief Executive Officer